Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2013 FINANCIAL RESULTS

•                  Revenues of $302.2 million

•                  Earnings per Share of $1.25 per Basic Share or $1.17 per Diluted Share

•                  Non-GAAP Earnings of $2.98 per Basic Share or $2.78 per Diluted Share

•                  Raising Revenue Guidance for 2013 to Above $1.05 billion

Silver Spring, MD, October 29, 2013: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the third quarter ended September 30, 2013.

“I am extremely pleased with the results of the third quarter,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Our medicines are now prescribed for more PAH patients in the United States than any other company.”

Total net revenues for the quarter ended September 30, 2013 were $302.2 million, up from $242.5 million for the quarter ended September 30, 2012. Gross margin from sales was $269.3 million for the quarter ended September 30, 2013, compared to $212.9 million for the same quarter last year. Net income for the quarter ended September 30, 2013 was $62.7 million or $1.25 per basic share, compared to $78.1 million or $1.52 per basic share for the same quarter in 2012.

Non-GAAP earnings(1) for the quarter ended September 30, 2013 were $149.3 million, compared to $120.6 million for the same quarter in 2012.

(1)         See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended September 30, 2013

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2013	2012	Change
Cardiopulmonary products:
Remodulin	$132,322	$120,811	9.5%
Tyvaso	120,306	88,302	36.2%
Adcirca	47,378	31,804	49.0%
Other	2,219	1,551	43.1%
Total net revenues	$302,225	$242,468	24.6%

Revenues for the quarter ended September 30, 2013 increased by $59.8 million, compared to the same quarter in 2012. The growth in product revenues reflects the continuing increase in the number of patients being treated with our products.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2013	2012	Change
Project and non-project component:
Cardiopulmonary	$28,777	$43,823	(34.3)%
Share-based compensation expense	30,551	11,816	158.6%
Other	13,421	9,516	41.0%
Total research and development expense	$72,749	$65,155	11.7%

Cardiopulmonary. The $15.0 million decrease in cardiopulmonary program expense for the quarter ended September 30, 2013, compared to the same quarter in 2012, resulted from the payment of non-refundable license fees incurred during the quarter ended September 30, 2012.

Share-based compensation. The increase in share-based compensation of $18.7 million for the quarter ended September 30, 2013, compared to the same quarter in 2012, resulted from the appreciation in the price of our common stock.

Other. The increase in other research and development expense of $3.9 million for the three months ended September 30, 2013 compared to the same three-month period in 2012 reflects an increase in expenses related to our neuroblastoma program.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2013	2012	Change
Category:
General and administrative	$33,253	$32,924	1.0%
Sales and marketing	18,101	17,229	5.1%
Share-based compensation expense	42,757	18,473	131.5%
Total selling, general and administrative expense	$94,111	$68,626	37.1%

Share-based compensation. The increase in share-based compensation of $24.3 million for the quarter ended September 30, 2013, compared to the same quarter in 2012, resulted from the appreciation in the price of our common stock.

Total Other (Expense) Income, net

Other expense, net was $3.5 million for the quarter ended September 30, 2013, compared to other income, net of $27.8 million for the same quarter in 2012. The $31.2 million decrease in other income, net was driven largely by the recognition of an approximately $31.0 million gain from insurance proceeds during the three months ended September 30, 2012.

Income Taxes

The provision for income taxes was $38.5 million for the quarter ended September 30, 2013, compared to $30.4 million for the same quarter in 2012. The estimated annual effective tax rates were 34 percent and 31 percent as of September 30, 2013 and 2012, respectively.

2013 Revenue Guidance

We are updating our 2013 full-year revenue guidance for our three commercial products (Remodulin®, Tyvaso® and Adcirca®) and now expect to exceed the upper end of our previous guidance range for 2013 of $1.05 billion.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for the following charges, as applicable: (1) interest; (2) license fees; (3) depreciation and amortization; (4) impairment charges; and (5) share-based compensation (stock option, share tracking award and employee stock purchase plan expense).

A reconciliation of net income to non-GAAP earnings is presented below (in thousands, except per share data):

	Three Months Ended September 30,
	2013	2012
Net income, as reported	$62,685	$78,111
Adjusted for the following charges:
Interest expense	4,540	4,384
License fees	—	—
Depreciation and amortization	7,661	6,915
Impairment charges	—	—
Share-based compensation expense	74,385	31,145
Non-GAAP earnings	$149,271	$120,555

Non-GAAP earnings per share:
Basic	$2.98	$2.34
Diluted	$2.78	$2.25

Weighted average number of common shares outstanding:
Basic	50,014	51,514
Diluted	53,688	53,590

Conference Call

We will host a half-hour teleconference on Tuesday, October 29, 2013, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 64994350.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

Beginning with the quarter ended September 30, 2013, we have stopped adjusting for income tax expense in calculating our non-GAAP financial measure, as we believe the new presentation is more helpful for evaluating our results of operations compared to our prior period results and compared to our peer biotechnology companies. We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ in methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our revenue guidance for 2013. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$300,006	$240,917	$820,647	$665,692
Other	2,219	1,551	7,320	6,567
Total revenues	302,225	242,468	827,967	672,259
Operating expenses:
Research and development	72,749	65,155	177,796	135,911
Selling, general and administrative	94,111	68,626	236,832	161,673
Cost of product sales	30,716	27,968	92,349	81,632
Total operating expenses	197,576	161,749	506,977	379,216
Operating income	104,649	80,719	320,990	293,043
Other (expense) income:
Interest income	868	1,138	2,716	3,225
Interest expense	(4,540)	(4,384)	(13,496)	(12,149)
Other, net	202	31,020	323	31,600
Total other (expense) income, net	(3,470)	27,774	(10,457)	22,676
Income before income taxes	101,179	108,493	310,533	315,719
Income tax expense	(38,494)	(30,382)	(105,659)	(94,532)
Net income	$62,685	$78,111	$204,874	$221,187
Net income per common share:
Basic	$1.25	$1.52	$4.10	$4.20
Diluted	$1.17	$1.46	$3.90	$4.11
Weighted average number of common shares outstanding:
Basic	50,014	51,514	50,007	52,626
Diluted	53,688	53,590	52,570	53,849

SELECTED CONSOLIDATED BALANCE SHEET DATA

September 30, 2013

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.4 million)	$1,038,782
Total assets	1,927,657
Total liabilities and temporary equity	667,457
Total stockholders’ equity	1,260,200